As filed with the Securities and Exchange Commission on November 23, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAMPA ENERGÍA S.A.

(Exact Name of Registrant as Specified in its Charter)

Pampa Energy Inc.

(Translation of Registrant’s Name into English)

Argentina

(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable

(I.R.S. Employer Identification Number)

Ortiz de Ocampo 3302, Building #4

C1425DSR, City of Buenos Aires

Argentina

(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

Telephone: (212) 894-8940

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Juan G. Giráldez, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares (par value Ps.1.00 (one Argentine peso) per share, which may be evidenced by American Depositary Shares (“ADSs” )) (1) (2)	See Note (3)

(1) Each ADS represents 25 common shares. ADSs evidenced by American Depositary Receipts issuable on deposit of common shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-161066) effective on August 14, 2009.

(2) Includes common shares that may be offered by any selling shareholders referred to herein, including pursuant to any over-allotment options.

(3) The registrant is registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fees relating to the registration of securities.

.

PROSPECTUS

PAMPA ENERGÍA S.A.

COMMON SHARES IN THE FORM OF AMERICAN DEPOSITARY SHARES

We or any selling shareholder identified in a prospectus supplement may offer and sell from time to time common shares and American Depositary Shares, or ADSs, representing common shares.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered.  When we offer securities, the specific terms of the securities, the offering price and the specific manner in which they may be offered, will be described in supplements to this prospectus.  The securities may be offered and sold in one or more series in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus.

We or any selling shareholder may sell these securities directly, through agents designated from time to time or through underwriters or dealers.  If any of our agents or any underwriters are involved in the sale of securities, we will include the names of those agents or underwriters and any commissions or discounts they may receive in the applicable prospectus supplement.

Our common shares are currently listed on the Mercado de Valores de Buenos Aires (“MERVAL”) under the symbol “PAMP.”  ADSs representing our common shares are currently listed on the New York Stock Exchange  (“NYSE”) under the symbol “PAM.”

Investment in the securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus.

Neither the U.S. Securities and Exchange Commission “SEC” nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE ARGENTINE COMISIÓN NACIONAL DE VALORES (THE NATIONAL SECURITIES COMMISSION, OR “CNV”).  THE TERMS AND CONDITIONS OF ANY OFFER OF SECURITIES WILL BE NOTIFIED TO THE CNV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE SECURITIES OR OUR SOLVENCY.  THE SECURITIES MAY NOT BE OFFERED OR SOLD OR BE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, NOR MAY BE IN ANY OFFERING MATERIAL RELATING TO THE SECURITIES BE CIRCULATED OR DISTRIBUTED TO THE GENERAL PUBLIC OR SPECIFIC SECTORS OR GROUPS, IN ARGENTINA, ABSENT AN AVAILABLE EXCEPTION UNDER THE ARGENTINE CAPITAL MARKETS LAW NO. 26,831,  AS AMENDED.  IN MAKING AN INVESTMENT DECISION, ALL INVESTORS, INCLUDING ANY ARGENTINE CITIZEN WHO MAY ACQUIRE SECURITIES FROM TIME TO TIME, MUST RELY ON THEIR OWN EXAMINATION OF US.

November 23, 2015

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein.  We have not authorized any person to give you any other information, and we take no responsibility for any other information that others may give you.  This document may only be used where it is legal to sell these securities.  You should not assume that the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference is accurate as of any date other than their respective dates.  Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process.  Under this shelf process, we or any selling shareholder may from time to time offer the equity securities described in this prospectus.

As used in this prospectus, “Pampa Energía,” “we,” “our” and “us” refer to Pampa Energía S.A. and its consolidated subsidiaries and “securities” refers to our common shares and ADSs representing our common shares, unless the context otherwise requires or unless otherwise specified.

This prospectus only provides a general description of the securities that we or our shareholders may offer.  Each time we or any selling shareholder offers securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities.  We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC.  The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus.  Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  Although we have based these forward-looking statements on our expectations and projections about future events, it is possible that actual events may differ materially from our expectations.  In many cases we include, together with the forward-looking statements themselves, a discussion of factors that may cause actual events to differ from our forward-looking statements.  Examples of forward-looking statements include the following:

•         any changes in government policies or interventions, including changes in the economy, exchange controls, taxes, tariffs or regulatory framework, or in the delay or withholding of governmental approvals, as a result of presidential or legislative elections or otherwise;

•         our ability to arrange financing under reasonable terms;

•         the outcome and timing of the tariff renegotiation process of our regulated businesses and uncertainties relating to future government approvals to increase or otherwise adjust such tariffs;

•         changes in the laws and regulations applicable to energy and electricity and oil and gas sectors in Argentina;

•         general economic, social and political conditions in Argentina, and other regions where we or our subsidiaries operate, such as the rate of economic growth, fluctuations in exchange rates of the Peso or inflation;

•         restrictions on the ability to exchange Pesos into foreign currencies or to transfer funds abroad;

•         competition in the electricity, public utility services and related industries;

•         the impact of high rates of inflation on our costs;

•         deterioration in regional and national business and economic conditions in or affecting Argentina; and

•         other risks factors discussed under “Item 3.  Risk Factors.” in our 2014 Form 20-F.

We use words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and other similar expressions to identify forward-looking statements, but they are not the only way we identify such statements.

Forward-looking statements involve inherent risks and uncertainties.  We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. Some of these factors are discussed under “Risk Factors” in our most recent annual report on 20-F, which is incorporated in this prospectus by reference, any reports on Form 6-K that may be incorporated in this prospectus by reference or a prospectus supplement.  They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition.  See “Where You Can Find More Information” for information about how to obtain a copy of these documents.  We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.  You should evaluate any statements made by us in light of these important factors.

Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

PAMPA ENERGÍA

Pampa Energía S.A. is the largest fully integrated electricity company in Argentina.  Our generation subsidiaries had an aggregate installed generating capacity of 2,217 MW as of September 30, 2015, representing 7.0% of the installed generating capacity in Argentina at such date, and generated a total of 6,272 net GWh of electricity during the nine months ended September 30, 2015, representing approximately 6.1% of total electricity generated in Argentina during such period.  We own an indirect co-controlling interest in Transener, which operates and maintains the largest high voltage electricity transmission system in Argentina, with more than 18,524 km (including Transba) of high voltage transmission lines that, as of September 30, 2015, represented approximately 91% of the high voltage system in Argentina, according to the information made available by CAMMESA.  We believe that our subsidiary Edenor is the largest electricity distribution company in Argentina, in terms of number of customers and electricity sold (in terms of both GWh and pesos) in 2014, based on publicly available figures released by electricity distribution companies in Argentina.

We are incorporated as a sociedad anónima under the laws of Argentina.  Our principal executive offices are located at Ortiz de Ocampo 3302, Building #4, City of Buenos Aires, Argentina (C1425DSR).  Our telephone number is + 54 11 4809 9500.  Our website address is www.pampaenergia.com.  None of the information available on our website or elsewhere will be deemed to be included or incorporated by reference into this prospectus.

RISK FACTORS

We have set forth risk factors in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We have also set forth below certain additional risk factors that relate specifically to securities we may offer using this prospectus. We may include further risk factors in more recent reports on Form 6-K incorporated in this prospectus by reference, or in a prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

Risks Related to our Shares and ADSs

Trading of our common shares in the Argentine securities markets is limited and could experience further illiquidity and price volatility.

Argentine securities markets are substantially smaller, less liquid and more volatile than major securities markets in the U.S. In addition, Argentine securities markets may be materially affected by developments in other emerging markets, particularly other countries in Latin America. Our common shares are less actively traded than securities in more developed countries and, consequently, an ADS holder may have a limited ability to sell the common shares underlying ADSs (upon withdrawal from the ADSs facility) in the amount and at the price and time that it may desire. This limited trading market may also increase the price volatility of our common shares underlying the ADSs.

Holders of ADSs may be adversely affected by currency devaluations and foreign exchange fluctuations.

If the peso exchange rate falls relative to the U.S. dollar, the value of the ADSs and any distributions made thereon from the depositary, could be adversely affected. Cash distributions made in respect of the ADSs are received by the depositary (represented by the custodian bank in Argentine) in pesos, will be converted by the custodian bank into U.S. dollars at the then prevailing exchange rate and distributed by the depositary to the holders of the ADRs evidencing those ADSs if in the judgment of the depositary such amounts may be converted on a reasonable basis into U.S. dollars and transferred to the United States. In addition, the depositary will incur foreign currency conversion costs (to be borne by the holders of the ADSs) in connection with the foreign currency conversion and subsequent distribution of dividends or other payments with respect to the ADSs.

The relative volatility and illiquidity of the Argentine securities markets may substantially limit your ability to sell the common shares underlying the ADSs on the MERVAL at the price and time you desire.

Investing in securities that trade in emerging markets, such as Argentina, often involves greater risk than investing in securities of issuers in the United States, and such investments are generally considered to be more speculative in nature. The Argentine securities market is substantially smaller, less liquid, more concentrated and can be more volatile than major securities markets in the United States, and is not as highly regulated or supervised as some of these other markets. There is also significantly greater concentration in the Argentine securities market than in major securities markets in the United States. The ten largest companies in terms of market capitalization represented approximately 66% of the aggregate market capitalization of the MERVAL as of September 30, 2015. Accordingly, although you are entitled to withdraw the common shares underlying the ADSs from the depositary at any time, your ability to sell such shares on the MERVAL at a price and time at which you wish to do so may be substantially limited.

We are traded on more than one market and this may result in price variations; in addition, investors may not be able to easily move shares for trading between such markets.

Trading in the common shares or ADSs in the United States and Argentina, respectively, will take place in different currencies (U.S. dollars on the NYSE and pesos on the MERVAL), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Argentina). The trading prices of the common shares on these two markets may differ due to these and other factors. Any decrease in the price of the common shares on the MERVAL could cause a decrease in the trading price of the ADSs on the NYSE. Investors could seek to sell or buy the common shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both our share prices on one exchange, and the ADSs available for trading on the other exchange. In addition, holders of ADSs will not be immediately able to surrender their ADSs and withdraw the underlying common shares for trading on the other market without effecting necessary procedures with the depositary.  This could result in time delays and additional cost for holders of ADSs.

As a foreign private issuer, we will not be subject to U.S. proxy rules and will be exempt from filing certain Exchange Act reports.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not be required under the Exchange Act to file annual and current reports and financial statements with the SEC as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act, and we are generally be exempt from filing quarterly reports with the SEC under the Exchange Act.

In addition, we would lose our foreign private issuer status if a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain U.S. regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We would have to present our financial statements under U.S. GAAP and may also be required to modify certain of our policies to comply with corporate governance practices applicable to U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

If we do not file or maintain a registration statement and no exemption from the Securities Act of 1933, or the Securities Act, registration is available, U.S. holders of ADSs may be unable to exercise preemptive rights granted to our holders of common shares.

Under Argentine corporations law, if we issue new shares as part of a capital increase, our shareholders may have the right to subscribe to a proportional number of shares to maintain their existing ownership percentage. Rights to subscribe for shares in these circumstances are known as preemptive rights. In addition, shareholders are entitled to the right to subscribe for the unsubscribed shares remaining at the end of a preemptive rights offering on a pro rata basis, known as accretion rights. Upon the occurrence of any future increase in our capital stock, U.S. persons (as defined in Regulation S under the Securities Act) holding our common shares or ADSs may be unable to exercise preemptive and accretion rights granted to our holders of common shares in connection with any future issuance of our common shares unless a registration statement under the Securities Act is effective with respect to both the preemptive rights and the new common shares, or an exemption from the registration requirements of the Securities Act is available. We are not obligated to file or maintain a registration statement relating to any preemptive rights offerings with respect to our common shares, and we cannot assure you that we will file or maintain any such registration statement or that an exemption from registration will be available. Unless those common shares or ADSs are registered or an exemption from registration applies, a U.S. holder of our common shares or ADSs may receive only the net proceeds from those preemptive rights and accretion rights if those rights can be assigned by the ADS depositary; if the rights cannot be sold, they will be allowed to lapse. Furthermore, the equity interest of holders of shares or ADSs located in the U.S. may be diluted proportionately upon future capital increases.

Our status as a foreign private issuer allows us to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.

We are a “foreign private issuer” within the meaning of the NYSE corporate governance standards. Under NYSE rules, a foreign private issuer may elect to comply with the practices of its home country and not comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the exchange. We currently follow certain Argentine practices concerning corporate governance and intend to continue to do so.  For example, due to certain restrictions imposed by Argentine corporate law and Argentine securities law, our audit committee, unlike the audit committee of a U.S. issuer, will only have an “advisory” and/or “supervisory” role and may only make recommendations for adoption by our board of directors, which will be responsible for the ultimate vote and final decision.  Accordingly, holders of our ADSs will not have the same protections afforded to shareholders of U.S. companies that are subject to all of the NYSE corporate governance requirements.

If we are a passive foreign investment company for U.S. federal income tax purposes for any taxable year, U.S. Holders of our ADSs could be subject to adverse U.S. federal income tax consequences.

If we were a “passive foreign investment company”, within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended, or a PFIC, for any taxable year during which a U.S. Holder (as defined in “Taxation—U.S. Federal Income Tax Considerations”) holds our ADSs or common shares, certain adverse U.S. federal income tax consequences may apply to the U.S. Holder. We do not expect to be a PFIC for U.S. federal income tax purposes for our current taxable year or the reasonably foreseeable future, although there can be no assurance in this regard. Our possible status as a PFIC must be determined annually and therefore may be subject to change. This determination will depend on the composition of our income and assets, the market valuation of our assets (including, among others, our goodwill) from time to time, and our spending schedule for cash balances and the proceeds of any offering, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Accordingly, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC, U.S. Holders of our ADSs or common shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on gains recognized and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements.

Changes in Argentine tax laws may adversely affect the tax treatment of our common shares or ADSs.

On September 23, 2013, the Argentine income tax law was amended by the passage of Law 26,893. Under the amended law, the distribution of dividends is subject to income tax at a rate of 10%, unless the dividends are distributed to Argentine corporate entities. In addition, the amended law establishes that the sale, exchange or other transfer of shares and other securities is subject to a capital gain tax at a rate of 15% for Argentine resident individuals and foreign beneficiaries. There is an exemption for Argentine resident individuals if certain requirements are met; however, there is no such exemption for non-Argentine residents. See “Taxation—Material Argentine Tax Considerations.” However, as of the date hereof many aspects of the amended tax law remain unclear and, pursuant to certain announcements made by Argentine tax authorities, they are subject to further rulemaking and interpretation, which may adversely affect the tax treatment of our common shares and/or ADSs. The income tax treatment of income derived from the sale of ADSs, dividends or exchanges of shares from the ADS facility may not be uniform under the revised Argentine income tax law. The possibly varying treatment of source income could impact both Argentine resident holders as well as non-Argentine resident holders. In addition, should a sale of ADSs be deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued regarding the mechanism for paying the Argentine capital gains tax when the sale exclusively involves non-Argentine parties. However, as of the date of this prospectus, no administrative or judicial rulings have clarified the ambiguity in the law. Conversely, if the sale of ADSs were deemed to give rise to foreign source income, no income tax would apply.

Therefore, holders of our common shares, including in the form of ADSs, are encouraged to consult their tax advisors as to the particular Argentine income tax consequences under their specific facts.

We are organized under the laws of Argentina and holders of the ADSs may find it difficult to enforce civil liabilities against us, our directors, officers and certain experts.

We are organized under the laws of Argentina. A significant portion of our and our subsidiaries’ assets are located outside the U.S. Furthermore, all of our directors and officers and some advisors named in this prospectus reside in Argentina. Investors may not be able to effect service of process within the U.S. upon such persons or to enforce against them or us in U.S. courts judgments predicated upon the civil liability provisions of the federal securities laws of the U.S. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against us or these persons in courts located in jurisdictions outside the U.S., including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for an investor to bring an original action in an Argentine court predicated upon the civil liability provisions of the U.S. federal securities laws against us or these persons.

Prior to any enforcement in Argentina, a judgment issued by a U.S. court will be subject to the requirements of Article 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code if enforcement is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires. Those requirements are: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action, (3) the judgment does not violate the principles of public policy of Argentine law and (4) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish, including, without limitation, the foreign judgment and other documents related thereto, requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language. See “Enforceability of Civil Liabilities.”

Pursuant to separate indemnification agreements, we indemnify our directors for and hold them harmless against all claims, actions, suits or proceedings brought against them, subject to limited exceptions. The rights and obligations among or between us and any of our current or former directors and officers are generally governed by the laws of Argentina and subject to the jurisdiction of the Argentine courts, unless such rights or obligations do not relate to or arise out of their capacities listed above.

USE OF PROCEEDS

Unless otherwise disclosed in connection with a particular offering of securities, we intend to use the net proceeds from the sale of the securities for general corporate purposes.

We will not receive any proceeds from the sale of our common shares or ADSs to be sold by any selling shareholders.  Such proceeds will be received by such selling shareholders.

DESCRIPTION OF COMMON SHARES

The following information describes our common shares and preferred shares and provisions of our by-laws and of the Argentine Corporation Law. This description is only a summary. You should read and refer to our by-laws incorporated by reference in the registration statement of which this prospectus is a part and our Form 20-F.

SHARE CAPITAL

     Pursuant to our by-laws, our capital stock can be amended by the vote of a majority of our shareholders. As of September 30, 2015, our outstanding capital stock amounts to 1,314,310,895 common shares, with a par value of Ps. 1.00 each and the right to one vote per share, of which 708,627,775 shares were in the form of ADSs (representing 28,345,111 ADSs). All outstanding shares are fully paid in and our common shares have been listed on the Buenos Aires Stock Exchange since 1947.

     Prior to May 31, 2006, we had 6 million outstanding common shares, with a par value of Ps. 1.00 per share. On May 31, 2006, September 28, 2006 and February 1, 2007, we consummated capital increases of 140 million, 300 million and 600 million additional shares, respectively. Also, on September 28, 2007, we issued an additional 480,194,242 shares to the former indirect shareholders of EASA (including shares in the form of ADSs) in connection with our acquisition of Edenor.

     On June 16, 2006, our shareholders approved an Opportunities Assignment Agreement (Convenio de Asignación de Oportunidades) and on September 27, 2006, we entered into warrant agreements with Marcelo Mindlin, Damián Mindlin, Gustavo Mariani and Ricardo Torres for the issuance of warrants for up to 20% of our capital stock on a fully diluted basis as consideration for their obligation to assign to the company certain qualified investment opportunities. Pursuant to the amendment to the warrant agreements executed on September 28, 2007, the exercise price and the number of underlying shares that the warrants give the right to purchase will not adjust in case of future capital increases (other than stock dividends or capitalization of reserves).

On August 7, 2006, the CNV approved a public offering of 20% our capital stock on a fully diluted basis that underlies the warrants. On our shareholders’ meeting held on August 30, 2007, our shareholders approved the issuance of 480,194,242 common shares. Our capital stock as of such date consisted of 1,526,194,242 common shares. As a consequence of such capital increase, the warrants were adjusted in accordance with the terms of the warrants agreements, to an aggregate of 381,548,563 warrants which, as of that date, granted the right to subscribe for shares representing 20% of our capital stock on a fully diluted basis.

As of the date of this registration statement, we have issued 381,548,563 warrants, granting the right to subscribe equal number of common shares, at an exercise price of U.S. $0.27 per share. The warrants were fully vested on September 28, 2014. The exercise period for the warrants is 15 years from September 27, 2006, their date of issue, after which time the warrants expire. As of the date of this registration statement, we have repurchased and cancelled 211,883,347 shares of our common stock. Consequently, the outstanding warrants grant the right to subscribe for 22.5% of our capital stock on a fully diluted basis.

We valued the warrants granted at Ps. 2,639,003.56. We record a compensation expense ratably over the effective term of the Opportunities Assignment Agreement consistent with the vesting period, with a credit to the equity reserve. At September 30, 2015, the equity reserve totaled Ps. 266.1 million.

MEMORANDUM AND ARTICLES OF ASSOCIATION

Corporate Purpose

     Pursuant to Article 4 of our by-laws, our corporate purpose is to carry out investment activities in any kind of ventures and companies whatsoever, either directly or through third parties or in association with third parties, in Argentina or abroad, in accordance with and subject to the limitations set forth by Argentine laws and regulations in force; we may organize or take part in the organization of companies or acquire and hold shareholding interests in companies already existing or to be created in Argentina or abroad, be member of temporary business associations, pooling agreements, joint ventures and consortia; make capital contributions for transactions already executed or to be executed in the future; provide financing, exception made of such activities as are governed by the financial institutions law; enter into management agreements in order to manage third-party projects or to be managed by third parties, take part in the purchase, sale and trading of securities, stock and any kind of negotiable instruments and commercial paper in any systems and under any mechanisms already in existence or to be created in the future. We may also acquire, develop, dispose of, encumber, and give and take on lease, concession or lease with option to purchase, any kind of personal and real property for investment purposes. To such end, we have full legal capacity to acquire rights and incur obligations and to carry out any such acts as are not prohibited by the laws or our bylaws, including, without limitation, guaranteeing any obligations of our company or any third party.

Year-End Date

     Our shareholders’ meeting on October 11, 2006 resolved to substitute our former fiscal year-end date of June 30 with the current year-end date of December 31. Registration of this change in the fiscal year-end date with the Argentine Public Registry of Commerce was completed on May 3, 2007.

Shareholders’ Liability

     Shareholders’ liability for losses of a company is limited to the value of their shareholdings in the company. However, under the Argentine Corporate Law, shareholders who have a conflict of interest with the company and do not abstain from voting may be held liable for damages to the company, provided that the votes have been decisive for the formation of the corporate will. In addition, shareholders who voted in favor of a resolution that is subsequently declared void by a court as contrary to Argentine laws or a company’s by-laws (or regulations, if any) may be held jointly and severally liable for damages to such company, other shareholders or third parties resulting from such resolution. See also “Item 3. Key Information—Risk Factors—Risks relating to our shares and the ADSs—Our shareholders may be subject to liability for certain votes of their securities” in our 2014 Form 20-F.

Redemption and Withdrawal Rights

     Our shares are subject to a proportional redemption in connection with a capital reduction by the vote of a majority of shareholders at an extraordinary shareholders’ meeting based on a favorable report of a statutory auditor. Any shares so redeemed must be cancelled by us.

     In that event, we would be required to reimburse the value of the shares to the shareholders exercising such right in the cases described below.

     Whenever our shareholders approve a spin-off or merger in which we are not the surviving corporation and the shares our shareholders receive as a result of such spin-off or merger are not publicly traded, the change of our corporate legal status, a fundamental change in our corporate purpose, change of our domicile outside of Argentina, voluntary withdrawal from public offering or delisting, our continuation in the case of mandatory delisting or cancellation of the public offering authorization, or a total or partial recapitalization following a mandatory reduction of our capital or liquidation, any shareholder that voted against such action or did not attend the meeting at which the decision was taken, may withdraw and receive the book value of its shares, determined on the basis of our latest balance sheet prepared or that should have been prepared in accordance with Argentine laws and regulations, provided that such shareholder exercises its appraisal rights within a determined period. However, because of the absence of legal precedent directly on point, there is doubt as to whether holders of ADSs will be able to exercise their appraisal rights either directly or through the depositary with respect to the shares represented by the ADSs. The appraisal rights must be exercised within the five days following the adjournment of the meeting at which the resolution was adopted, in the event that the dissenting shareholder voted against such resolution, or within 15 days following such adjournment if the dissenting shareholder did not attend such meeting and can prove that it was a shareholder on the date of such meeting. In the case of merger or spin-off, appraisal rights may not be exercised if the shares to be received as a result of such transaction are authorized for public offering or listed. Appraisal rights are extinguished if the resolution giving rise to such rights is revoked at another shareholders’ meeting held within 60 days of the meeting at which the resolution was adopted.

     Payment on the appraisal rights must be made within one year of the date of the shareholders’ meeting at which the resolution was adopted, except when the resolution was to delist our shares or to continue following a mandatory delisting, in which case the payment period is reduced to 60 days from the resolution date.

Preemptive and Accretion Rights

     Pursuant to section 194 of the Argentine Corporate Law, holders of common shares have preemptive rights proportionate to the number of shares held by each holder, to subscribe for shares of capital of the same class owned by the shareholder, and accretion rights to subscribe additional common shares not subscribed by other shareholders on a pro rata basis. Preemptive rights and accretion rights may be waived only by each shareholder on a case-by-case basis. In accordance with section 194 of the Argentine Corporate Law, our by-laws provide that the holders of common shares have preemptive rights to subscribe additional common shares in any amount sufficient to maintain their pro rata share of capital.

     Alternatively, pursuant to the Argentine Corporate Law, in exceptional cases and on a case by case basis when required for the best interest of the company, the shareholders at an extraordinary meeting with a special majority may decide to limit or suspend shareholders preemptive rights, provided that the resolution is included in the agenda of the meeting and the shares to be issued are paid in kind or are issued to cancel preexisting obligations.

     Pursuant to Argentine law, if authorized by an extraordinary shareholders’ meeting, companies authorized to make public offerings of their shares may shorten the period during which preemptive rights may be exercised from 30 to up to 10 days following the publication of the offering to the shareholders to exercise preemptive rights in the official gazette and a newspaper of wide circulation in Argentina. Preemptive rights are exercisable following the described publication (which has to be made for three days) for a period of 30 days, provided such period is not reduced as described above.

     Shareholders who have exercised their preemptive rights have the right to exercise accretion rights at the same time, on a pro rata basis, with respect to any unsubscribed common shares. Shares not subscribed by shareholders by virtue of preemptive or accretion rights may be offered to third parties.

     Holders of ADSs may be restricted in their ability to exercise preemptive rights if a prospectus under the Securities Act relating thereto has not been filed or is not effective or an exemption from registration is not available.

Voting Rights

     Under our by-laws, our common shares entitle the holder thereof to one vote per share at any meeting of our shareholders.

Dividends

     In accordance with section 36 of our by-laws, our yearly net income (as adjusted to reflect changes in prior results) is allocated in the following order:

(1) to comply with our legal reserve policy requirement of 5% of our realized and liquid earnings until such reserve equals up to 20% of the capital (pursuant to section 70 of the Argentine Corporate Law);

(2) to pay the accrued fees of the members of the board of directors and statutory audit committee;

(3) for voluntary or contingent reserves, as may be resolved from time to time by our shareholders at the annual ordinary shareholders’ meeting; and

(4) the remainder of the net income for the year may be distributed as dividends on common shares or as otherwise decided by our shareholders at the annual ordinary shareholders’ meeting.

Registration Requirements of Foreign Companies

     Under the Argentine Corporate Law, foreign companies that hold shares in an Argentine company must register with the public registry of commerce to exercise certain shareholder rights, including voting rights. The registration with the public registry of commerce in certain jurisdictions, such as in the City of Buenos Aires, requires the filing of corporate and accounting documents in order to demonstrate that the foreign shareholder: (1) is not a special purpose vehicle created solely to conduct business in Argentina, (2) owns non-current assets outside of Argentina that are significant compared to its assets owned or to be owned in Argentina and (3) is entitled to conduct business in its place of organization.

Liquidation Rights

     Pursuant to section 109 of the Argentine Corporate Law, in the case of our liquidation or dissolution, our assets will be applied to satisfy our outstanding liabilities and then proportionally distributed among holders of our shares.

Ordinary and Extraordinary shareholders’ Meetings

     Shareholders’ meetings may be ordinary meetings or extraordinary meetings. We are required to convene and hold an ordinary meeting of shareholders within four months of the close of each fiscal year to consider the matters specified in the first two paragraphs of Section 234 of the Argentine Corporate Law, such as the approval of our financial statements, allocation of net income for such fiscal year, approval of the reports of the board of directors and the audit committee and election, performance and remuneration of directors and members of the statutory audit committee. In addition, pursuant to Transparency Decree, at an ordinary shareholders’ meetings, our shareholders must consider (1) the disposition of, or creation of any lien over, our assets as long as such decision has not been performed under the ordinary course of business and (2) the execution of administration or management agreements and whether to approve any agreement by virtue of which the assets or services provided to us are paid partially or totally with a percentage of our income, results or earnings, if the payment is material when measured against the volume of the ordinary course of business and our shareholders’ equity. Other matters that may be considered at an ordinary shareholders’ meeting convened and held at any time include the responsibility of directors and members of the statutory audit committee, capital increases and the issuance of certain notes. Extraordinary shareholders’ meetings may be called at any time to consider matters beyond the authority of an ordinary meeting including, without limitations, the amendment of our by-laws, issuance of debentures, early dissolution, merger, spin off, reduction of capital stock and redemption of shares, transformation from one type of entity to another, appointment, removal and retribution of the liquidators and limitation or suspension of shareholders’ preemptive rights.

     In accordance with Article 21 g) of our by-laws, our board of directors has broad borrowing powers, and may incur any indebtedness without the approval of the shareholders, unless the indebtedness consists of the issuance of notes (pursuant to Law No. 23,576) or debentures (pursuant to the Argentine Corporate Law), in which cases, the decision must be approved by our shareholders as described above.

Notices of Meetings

     Notices of shareholders’ meetings are governed by the provisions of the Argentine Corporate Law. Furthermore, notice of shareholders’ meetings must be published for five days in the Official Gazette, in an Argentine newspaper of wide circulation and in the bulletin of the Buenos Aires Stock Exchange, at least 20 but not more than 45 days prior to the date on which the meeting is to be held. Such notice must include information regarding the type of meeting to be held, the date, time and place of such meeting and the agenda. If a quorum is not available at such meeting, a notice for a meeting on second call, which must be held within 30 days of the date on which the first meeting was called, must be published for three days at least eight days before the date of the meeting on second call. The above described notices of shareholders’ meetings may be effected simultaneously for the meeting on second call to be held on the same day as the first meeting, only in the case of ordinary meetings and special shareholders’ meetings of a relevant class of shares. Shareholders’ meetings may be validly held without notice if all the shares of our outstanding share capital are present and resolutions are adopted by unanimous vote of shares entitled to vote.

Quorum and Voting Requirements

     The quorum for ordinary meetings of shareholders on first call is a majority of the shares entitled to vote, and action may be taken by the affirmative vote of an absolute majority of the shares present that are entitled to vote on such action. If a quorum is not available at the first meeting a meeting on second call may be held at which action may be taken by the holders of an absolute majority of the shares present, regardless of the number of such shares. The quorum for an extraordinary shareholders’ meeting on first call is 60% of the shares entitled to vote, and if such quorum is not available, a meeting on second call may be held, for which the quorum is 30% of the shares entitled to vote.

     Action may be taken at extraordinary shareholders’ meetings by the affirmative vote of an absolute majority of shares present that are entitled to vote on such action, except that: the approval of a majority of shares with voting rights (for these purposes, non-voting preferred shares shall have voting rights and multiple votes shares shall have one vote per share), is required at both the meetings on first and second call for: (1) the transfer of our domicile outside Argentina, (2) a fundamental change of the corporate purpose set forth in our by-laws, (3) total or partial recapitalization, (4) limitation or suspension of the shareholders’ preemptive and accretion rights, (5) the creation of voluntary reserves with the company’s net profits, if such funds together with the existing voluntary reserves exceeds the amount of capital stock and legal reserves, (6) continuation of the company upon delisting or cancellation of our public offering authorization or (7) merger or spin-off (except if we are the absorbing company), and (8) our anticipated dissolution.

     Pursuant to Article 33 of our by-laws: (1) any amendment to the regime of Mandatory Public Tender Offer upon acquisition of a controlling interest in our capital stock, as described below under “—Mandatory Public Tender Offer Upon Acquisition of 50% of our Voting Shares,” requires for approval the favorable vote of shares representing at least 66.6% of the capital stock issued and outstanding, (2) any amendment to the rules of the Audit Committee as well as any amendment to the regime of Mandatory Public Tender Offer upon acquisition of a significant interest in our capital stock as described below under “—Mandatory Public Tender Offer upon Acquisition of 35% of our Voting Shares,” shall require for approval the favorable vote of at least 66.6% of the shareholders in attendance at the meeting to the extent that they represent at least 35% of the capital stock issued and (3) any amendment to the special majority regime as established above which shall require for approval the same special majority intended to be amended.

     Shareholders’ meetings may be called by the board of directors or the members of the statutory audit committee whenever required by law or whenever they deem it necessary. Also, the board or the members of the statutory audit committee are required to call shareholders’ meetings upon the request of shareholders representing an aggregate of at least five percent of our outstanding share capital in which case the meeting must take place within 40 days of such shareholders’ request. If the board or the statutory audit committee fails to call a meeting following such a request, a meeting may be ordered by the CNV or by the courts. In order to attend a meeting, a shareholder must also deposit with us a certificate of book entry shares registered in its name and issued by Caja de Valores at least three business days prior to the date on which the meeting is to be held. If so entitled to attend a meeting, a shareholder may be represented by proxy. Proxies may not be granted to our board, members of the statutory audit committee, officers or employees.

Election of Directors

     In accordance with Article 12 of our by-laws, our board of directors is composed of ten regular members appointed by the Ordinary Meeting of Shareholders. Our directors will be elected for three-year terms, which terms shall be in force until a replacement director is appointed. The election of our directors will be made on a staggered basis, so that one third of the board membership is renewed each year. The directors will be elected by slate, always provided that no shareholder or group of shareholders holding more than 3% of our capital stock objects to such election method. In the event of such an objection, their election will be made individually. Any shareholder or group of shareholders who holds more than 3% of our capital stock (each, a Proposer) may require our Board to give notice to the other shareholders of the candidate slate or individual candidates to be proposed by such shareholder or group of shareholders to the shareholders’ meeting for election. In the case of depositary banks that are holders of shares of our common stock registered in their name, this rule will be applicable to the beneficiaries. To such end, the relevant slate executed by the Proposer or its representatives, as applicable, will be sent to the chairman of our board or whoever replaces him, no less than five business days prior to the date of the relevant shareholders’ meeting, so as to be officially notified by publication in the Bulletin of the Buenos Aires Stock Exchange at least two days prior to the meeting’s date. In order to facilitate the formation of the slates and the record of the candidates’ names, as from the date of the first notice calling for the relevant meeting, a special book will be made available to the shareholders at the registered office in which the names of the slates or candidates proposed by any shareholders shall be recorded. Similarly, our board of directors will propose to the shareholders’ meeting a slate of candidates for election by slate or individually, if the former election method were objected to, whose names will be made known to all the shareholders together with the slates proposed by the Proposer. In addition, no proposal for the election of directors may be made, either before or during the shareholders’ meeting, unless written evidence of acceptance of office by the proposed candidates is submitted to us. Such slate or person, as the case may be, who obtains the vote of a majority of the shares present at the meeting will be declared elected. If no slate obtains such majority, a new voting will be taken in which the two slates or persons that obtained the largest number of votes will take part, and the slate or person who obtains the largest number of votes will be declared elected. The preceding rules will not prevent a shareholder who is present at the shareholders’ meeting from proposing candidates not included in the proposals from our board of directors.

     There are no provisions under Argentine law or in our by-laws providing for the retirement of directors under an age limit requirement.

Directors’ compensation

     In accordance with Article 31 of our by-laws, our director’s compensation is considered and approved by our shareholders in an ordinary meeting held in compliance with such law. Additionally, pursuant to our audit committee charter, our audit committee is responsible for approving, by a vote of only its independent members, any proposal related to the remuneration and compensation of our directors and executive officers, before any proposal, which is always non-binding, is submitted by our board of directors to the shareholders for their consideration. Any proposal for remuneration or compensation that is not approved by our audit committee cannot be submitted by the board of directors to our shareholders.

Mandatory Public Tender Offer Upon Acquisition of 35% of Our Voting Shares

     Our by-laws provide in Article 38 that in the event that any person, directly or indirectly, individually or in agreement with other persons, by any means or title (pursuant to a sale, an assignment, pursuant to foreclosure proceedings either at court or out of court, or pursuant to any other means of disposal or transfer), acquires or becomes the beneficial owner of shares of our common stock, options, warrants or securities of the company convertible into shares, convertible notes, GDRs or ADRs and options to acquire shares (together, our Securities) representing, or entitling in the event of conversion, when added to such person’s prior holding, if any, to 35% or more of our voting stock, even though such interest does not confer control over us, such person or group of persons shall be required to publicly tender for 100% of our outstanding capital stock and Securities at a price no less than the highest of: (1) the share price of the company in U.S. dollars determined based on a valuation of our net worth prepared by an independent, internationally-recognized investment bank, the valuation must take into account an increase in the company’s capital stock as a result of the exercise of conversion rights as contained in the Securities and must be performed on the basis of the most recent balance sheet approved by the company; (2) 135% of the subscription price (denominated in U.S. Dollars, as of the date of subscription of any shares issued as a result of a capital increase during the 24-month period immediately preceding the date of the notice of such person or group of persons announcing the commencement of the mandatory tender offer for the acquisition of a significant interest herein established, adjusted to reflect any stock split, stock dividends, par value variation, capital reduction, earning capitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby bonus shares of our common stock and/or Securities are delivered; and (3) 135% of the weighted average listing price in U.S. Dollars (at closing of trading) of our shares of common stock and/or GDRs during the 120-day period immediately preceding the notice announcing the commencement of the mandatory tender offer due to acquisition of a significant interest, in the Buenos Aires Stock Exchange and in New York and at any other exchange or market in which our shares and Securities are listed, adjusted to reflect any stock split, stock dividend, par value variation, capital reduction, earning capitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby bonus shares of our common stock and/or Securities are delivered. Article 38 of our by-laws also provides that a mandatory tender offer is not required in the event of an acquisition of more than 35% of our shares that results from the subscription of shares of common stock or securities of the Company to be issued pursuant to the capital increase approved at the extraordinary shareholders’ meeting held on June 16, 2006.

Mandatory Public Tender Offer Upon Acquisition of 50% of Our Voting Shares

     Our by-laws provide in Article 38 that in the event that any person, directly or indirectly, individually or in agreement with other persons, by any means or title (pursuant to a sale, an assignment, foreclosure proceedings either at court or out of court, or to any other means of disposal or transfer), acquires or becomes the beneficial owner of shares of our common stock and/or Securities, representing or entitling in the event of conversion, when added to such person’s prior holding, if any, more than 50% of our voting stock or in any other way entitling the purchaser to exercise the power to remove a majority of our directors (each, a Controlling Interest), prior to acquiring such Controlling Interest, such person or group of persons shall make a public tender offer to purchase shares of our common stock and Securities held by all other shareholders at a price no less than the highest of: (1) the share price of the company in U.S. Dollars, determined based on a valuation of our net worth prepared by an independent, internationally-recognized investment bank, the valuation must take into account an increase in the company’s capital stock as a result of the exercise of conversion rights as contained in the Securities of the company and must be performed on the basis of the most recent balance sheet approved by the company; (2) 135% of the subscription price denominated in U.S. Dollars, as of the date of subscription of any shares issued as a result of a capital increase during the 24-month period immediately preceding the date of the notice announcing the commencement of the mandatory tender offer for the acquisition of a significant interest herein established, adjusted to reflect any stock split, stock dividends, par value variation, capital reduction, earning capitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby bonus shares of our common stock and/or Securities are delivered; (3) 135% of the weighted average listing price in U.S. Dollars (at closing of trading) of our shares of common stock and/or GDRs or ADRs during the 120-day period immediately preceding the notice announcing the commencement of the mandatory tender offer due to acquisition of a significant interest, in the Buenos Aires Stock Exchange and in New York and at any other exchange or market in which our shares and Securities are listed adjusted to reflect any stock split, stock dividends, par value variation, capital reduction, earning capitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby bonus shares of our common stock and/or Securities are delivered; and (4) the highest price per share or Securities paid by such person or on behalf of such person, in relation to any acquisition of shares and/or Securities within a period of two years immediately prior to the announcement of Acquisition of a Controlling Interest, adjusted to reflect any stock split, stock dividend, par value variation, capital reduction, earning recapitalization, reserves, accounting adjustments or any other special item of our balance sheet or corporate transactions whereby shares of our common stock or other securities are delivered.

Duty to Inform

     Our by-laws provide in Article 38 that any person, whether acting directly or indirectly through other persons or legal entities, as well as any group of people acting in agreement with other persons, who (1) acquires or sells our shares of common stock or Securities by any means or title, (2) alters the configuration or composition of its direct or indirect interest in our capital stock, (3) converts notes into shares of common stock, (4) exercises options to purchase any convertible securities mentioned or (5) changes its intention with respect to its interest in our capital stock, in existence at the time any of the assumptions provided for in preceding (1) to (4), as long as, in each case, the purchase made in each of such assumptions grants control over 5% or more of our capital stock or voting rights, shall, immediately upon consummation of the transaction or change in intentions, inform us of such circumstances, irrespective of compliance with any additional duty that applicable securities rules and regulations may require if such were the case. Future transactions for an amount equivalent to a multiple of 5% of our capital stock or voting rights must also be communicated to us.

Form and Transfer

     Our current share capital is represented by book-entry shares. Our shareholders are required to hold their shares through book-entries directly made by Caja de Valores in the shares registry of the company carried by Caja de Valores or through book-entries with brokers, banks and other entities approved by the CNV that have accounts with Caja de Valores, or with the participants of Caja de Valores. Caja de Valores is in charge of maintaining a shares registry on our behalf based on information received from shareholders that choose to hold their shares directly by registration on the shares registry of the company and from participants of Caja de Valores, and in accordance with Argentine law only those holders listed in the shares registry either directly or through participants of Caja de Valores will be recognized as shareholders. Shares held by participants of the Caja de Valores have the same rights as shares recorded in our shareholders’ register.

Certain Differences between Argentine and U.S. Corporate Law

     Investors should be aware that the Argentine Corporate Law and the Argentine Securities Market Law, both of which apply to us, differ in certain material respects from laws generally applicable to U.S. corporations and their shareholders.

Mergers, consolidations, and similar arrangements

     Under Argentine law, a company is permitted to merge with another company only if a majority of the shares representing the company’s outstanding capital stock approve the merger at a duly convened general extraordinary shareholders’ meeting. In addition, a higher threshold requiring the approval of greater than a majority of shares may be imposed under the company’s by-laws.

     In contrast, under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Anti-Takeover provisions

     Although a specific rule does not exist regarding anti-takeover provisions under Argentine law, public companies are allowed to include provisions in their by-laws in order to restrict the ability of third parties to acquire control of the company. The company’s by-laws may provide that in order to take certain actions, a supermajority is required with respect to the shares entitled to vote thereon. Pursuant to the CNV rules, any group or individual that directly or indirectly seeks to acquire an amount of voting shares of a company (including rights to subscribe to such shares or options to acquire such shares), that could result in substantial participation rights with respect to the capital stock of such company, is required to, prior to the acquisition and within ten days of seeking to acquire such company, conduct a mandatory public offering. For a detailed description of the anti-takeover provisions in our bylaws, see “—Mandatory Public Tender Offer Upon Acquisition of 35% of Our Voting Shares” and “—Mandatory Public Tender Offer Upon Acquisition of 50% of Our Voting Shares.”

     In contrast, under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

  prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

  at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders’ meeting by at least 66 2/3% of the voting stock that is not owned by the interested shareholder.

Shareholders’ suits

Class action lawsuits

     Under Argentine law, class action lawsuits are not permitted. In contrast, under Delaware law, class actions and derivative actions are generally available to shareholders for purposes of, among other things, breaches of fiduciary duty, corporate waste and other actions or omissions that conflict with applicable law. In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with the action.

Shareholder proposals

     Under Argentine law, directors are nominated by shareholders, and there is no special provision restricting the manner in which nominations may be made. Our by-laws provide for election of directors by slate or individually, as described with further detail under “—Election of Directors.”

     In contrast, Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

Calling of special shareholders’ meetings

     Under Argentine law and our by-laws, a shareholders’ meeting may be convened by the board of directors or by the statutory audit committee. Under our by-laws, shareholders representing at least 5% of our outstanding capital stock may request that the board of directors or the statutory audit committee call a shareholders’ meeting to discuss the matters indicated in the written request. The request must indicate the subject to be dealt with and the board of directors or the statutory audit committee must convene a shareholders’ meeting to be held within forty days after receipt of the request. If the board of directors or the statutory audit committee fails to convene a shareholders’ meeting, the meeting may be called by the public authority or judicially.

     Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or by-laws to call a special meeting of shareholders.

Cumulative voting

     Under Argentine law, cumulative voting for the election of one third of the vacant directors is permitted. Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

Approval of corporate matters by written consent

     Under Argentine law, a shareholder is not allowed to take action or vote by written consent.

     Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders’ meeting at which all voting shares were present and voted.

Amendment of certificate of incorporation

     Under Argentine law, it is not possible to amend a company’s acta constitutiva (certificate of incorporation). However, the provisions that govern an Argentine company are contained in each company’s bylaws, which may be amended in the manner described below. Under Delaware law, a company’s certificate of incorporation generally may be amended by a vote of the majority of shareholders entitled to vote thereon (unless otherwise provided in the certificate of incorporation), subsequent to a resolution of the board of directors proposing such amendment.

Amendment of by-laws

     Under Argentine law, amending a company’s by-laws requires shareholder approval at an extraordinary shareholders’ meeting. Argentine law and our by-laws require that at least 60% of the voting shares, at first call, or 30% at second call, which represent the company’s outstanding capital stock, be present at the meeting and that the resolutions be approved by an absolute majority of the present shares (unless the by-laws require a higher threshold). Pursuant to our by-laws, certain resolutions must be taken by 66.6% of the voting shares, present or not at the meeting.

     Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend, and repeal the by-laws of a corporation.

Staggered board of directors

     Argentine law permits companies to have (and our by-laws provide for) a staggered board of directors. Delaware law also permits corporations to have a staggered board of directors.

DESCRIPTION OF ADSs

The Bank of New York Mellon, as depositary, will deliver the American Depositary Shares, also referred to as ADSs. Each ADS will represent 25 common shares (or a right to receive 25 common shares) deposited with the principal Buenos Aires office of Banco Santander Río S.A., as custodian for the depositary in Argentina. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs will be administered is located at 101 Barclay Street, Floor 4E, New York, N.Y. 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depositary Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to an ADS holder. This description assumed you are an ADS holder. If you hold the ADS indirectly, you must rely on the procedures of your broker or other financial institution to asset the rights of ADS holders described in this section. You should consult your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Argentine law governs shareholder rights. The depositary will be the holder of the common shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs set out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Directions on how to obtain copies of those documents are provided on page 34 of this prospectus.

Dividends and Other Distributions

How will you receive dividends and other distributions on the common shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of common shares your ADSs represent.

•      Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. The depositary may in its discretion hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid or distribute it to the ADS holders entitled to receive the same. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•      Common Shares. The depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will use reasonable efforts to sell common shares which would require it to deliver fractions of ADSs and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

•      Rights to purchase additional common shares. If we offer holders of our securities any rights to subscribe for additional common shares or any other rights, the depositary will have discretion as to the procedure to be followed in making these rights available to you or in disposing of such rights on your behalf and making the net proceeds of any such disposition available to you. If the depositary decides it is not legal and feasible to make the rights available, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the common shares on your behalf. The depositary will then deposit the common shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by common shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the U.S. In this case, the depositary may deliver restricted depositary common shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•      Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is equitable and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash, or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, and subject to your delivery to the depositary or the custodian of any certificates required under Argentinean law, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to the persons you request.

How do ADS holders cancel an ADS and obtain common shares?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common shares and any other deposited securities underlying the ADS to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the common shares underlying your ADSs. If we ask for your instructions, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will describe the matters to be voted on and explain how you may instruct the depositary to vote the common shares or other deposited securities underlying your ADSs as you direct by a specified date. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Argentinean law and the provisions of our by-laws, to vote or to have its agents vote the common shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the common shares. However, you may not know about the meeting far enough in advance to withdraw the common shares. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions.

If the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to vote the number of deposited securities represented by your ADSs in favor of all resolutions proposed by our board of directors or, in the case of a resolution not proposed by our board of directors, in the same manner as the majority of all other votes cast at the meeting in respect of that resolution.

However, the depositary will not vote shares underlying ADSs as to which it did not receive actual instructions from ADS holders as to a matter if we notify the depositary that:

•      we do not wish it to vote;

•      we think there is substantial shareholder opposition to the particular question; or

•      we think the particular question would have a material and adverse impact on our shareholders.

The depositary will only vote or attempt to vote as you instruct or as described above or, in the event that the depositary does not receive voting instructions from you by the specified date and the above situations are not applicable, the depositary may deem instructions to have been given to vote in favor of the resolutions proposed by the board of directors or, in the case of a resolution not proposed by the board of directors, in the same manner as the majority of all other votes cast at the meeting in respect of that resolution.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your common shares. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your common shares are not voted as you requested.

Record Dates

For the determination of the ADS holders who will be responsible for the fee assessed by the depositary for administration of the ADS program and for any expenses provided for in the deposit agreement, as well as for the determination of the ADS holders who will be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders will be so entitled or obligated.

Fees and Expenses for Holders of ADSs

Persons depositing or withdrawing common shares or ADS holders must pay:	For:
• U.S. $ 5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

• Issuance of ADSs, including issuances resulting from a distribution of common shares or rights or other property; and

• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

• U.S. $ 0.02 (or less) per ADS	• Any cash distribution to ADS holders

• A fee equivalent to the fee that would be payable by you if the Company distributes shares and you deposit the shares with the depositary for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADSs holders

• U.S. $ 0.02 (or less) per ADS per calendar year	• Depositary services

• Registration or transfer fees	• Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

• Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement); and • Converting foreign currency into U.S. Dollars

• Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

• Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-accruing services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders.  In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for  its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that  it  will retain  for  its  own  account. The  revenue  is  based on,  among other  things, the difference between  the  exchange  rate assigned to  the  currency conversion  made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Owners, subject to the depositary's obligations under the deposit agreement.  The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our common shares;

• Reclassify, split up or consolidate any of the deposited securities;

• Distribute securities on the common shares that are not distributed to you; or

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

The cash, common shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

The depositary may distribute some or all of the cash, common shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADS, to agree to the amendment and to be bound by the ADSs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In either case, the depositary must notify you at least 45 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

•      advise you that the deposit agreement is terminated,

•      collect distributions on the deposited securities

•      sell rights and other property, and

•      deliver common shares and other deposited securities upon cancellation of ADSs.

One year or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•   are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•   are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•   are not liable if either of us exercises discretion permitted under the deposit agreement;

•    have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other person;

•    are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•     may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of common shares or other property, the depositary may require:

•      payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•      satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•      compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Common Shares Underlying your ADSs

You have the right to surrender your ADRs and withdraw the underlying common shares at any time except:

•    when temporary delays arise because: the depositary has closed its transfer books or we have closed our transfer books; the transfer of common shares is blocked to permit voting at a shareholders’ meeting; or we are paying a dividend on our common shares;

•    when you owe money to pay fees, taxes and similar charges; or

•    when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of common shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Disclosure of interests and limitations on ownership

The depositary will use reasonable efforts, with respect to the ADRs, to follow our instructions regarding enforcement of provisions in our by-laws or Argentinean law that require disclosure of beneficial or other ownership of our common shares or limit ownership of those securities and may provide for blocking transfer and voting or other rights to enforce those disclosure requirements or ownership limitations. You must comply with all such disclosure requirements and ownership limitations and cooperate with the depositary’s compliance with our instructions and agree to applicable limitations on ownership or blocking of rights.

Books of Depositary

The depositary or its agent will maintain at a designated transfer office a register for the registration, registration of transfer, combination and split-up of ADSs. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of the business of our company or matters relating to the deposit agreement.

The depositary will maintain in New York facilities for the delivery and surrender of ADSs. The ADS register may be closed from time to time when deemed expedient by the depositary or requested by us.

Pre-Release Transactions

The depositary may, unless requested by us to cease doing so, issue ADSs before deposit of underlying shares. These transactions are commonly referred to as “pre-release transactions.” Each pre-release transaction will be subject to a written agreement between the recipient of pre-released ADSs and the depositary providing that such recipient represents that (a) it owns the shares that are to be delivered by the recipient under such pre-release transaction, (b) it assigns all beneficial right, title and interest in the shares to the depositary, and (c) it will not take any action with respect to such shares that is inconsistent with the transfer of beneficial ownership. In addition, each pre-release transaction will (i) at all times be fully collateralized with cash or U.S. government securities, (ii) be terminable by the depositary on not more than five business days’ notice and (iii) be subject to such further indemnities and credit regulations as the depositary deems appropriate.

The aggregate number of ADSs involved in pre-release transactions at any one time shall not normally be more than 30% of all shares deposited under the deposit agreement, provided that the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing.

Available Information

The deposit agreement, the provisions of or governing deposited securities and any written communications from us, which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities, are available for inspection by ADS holders at the offices of the depositary.

Governing Law

The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

TAXATION

The following summary of certain Argentine federal and U.S. federal income tax considerations contains a description of the principal Argentine federal and U.S. federal income tax consequences of the purchase, ownership and disposition of the securities, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the securities. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Argentina, or U.S. federal taxes other than income taxes.

This summary is based on the tax laws of Argentina and the United States as in effect on the date of this prospectus, as well as on rules and regulations of Argentina and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of securities should consult their own tax advisors as to the Argentina, United States or other tax consequences of the purchase, ownership and disposition of the securities, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Material Argentine Tax Considerations

The following summary of certain Argentine tax matters is based upon the tax laws of Argentina and regulations thereunder as of the date of this prospectus, and is subject to any subsequent change in Argentine laws and regulations which may come into effect after such date. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a holder of such securities. No assurance can be given that the courts or tax authorities responsible for the administration of the laws and regulations described in this prospectus will agree with this interpretation. Holders should carefully read “Risk Factors—Risks Related to Our Shares and ADSs—Changes in Argentine tax laws may adversely affect the tax treatment of our common shares or ADSs” in this prospectus and consult their tax advisors regarding the tax treatment of the common shares and ADSs.

Taxation on dividends

According to Law No. 26,893, dividends distributed, whether in cash, property or any other kind – except in fully paid shares (acciones liberadas) – are subject to an income tax withholding, or the Dividend Tax, at a 10% rate on the amount of such dividends, in respect of both Argentine and non-Argentine resident shareholders. However, if dividends are distributed to Argentine companies, no Dividend Tax should apply.

Dividends paid in excess of the Taxable Accumulated Income, as defined below, at the previous fiscal period will be also subject to an additional withholding tax, or the Equalization Tax, at the rate of 35% applicable on such excess and regarding both Argentine and non-Argentine resident shareholders. Equalization Tax is applicable when dividends distributed are greater than the income determined according to the application of the Argentine income tax law, accumulated at the fiscal year immediately preceding the year on which the distribution is made, referred to as Taxable Accumulated Income.

The Dividend Tax and the Equalization Tax will be imposed as a withholding tax on the shareholder receiving the dividend. In case both the Dividend Tax and the Equalization Tax apply, the latter should be applied first and then the 10% rate of the Dividend Tax should be applied on the remaining amount of dividends (i.e., on the existing amount of dividends after the Equalization Tax has been deducted from the gross dividend amount).

Following the amendments made by Law 26,893 and its implementing Decree 2334/13, the tax treatment applicable to dividends obtained by Argentine and non-Argentine beneficiaries as a result of the holding of ADSs is open to interpretation. Therefore, holders are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from any profit distributions we may make not only on the common shares but also on the ADSs.

Capital gains

The results derived from the transfer of shares, quotas and other equity interests, titles, bonds and other securities of Argentine companies are subject to Argentine income tax, regardless of the type of beneficiary who obtains the income. Capital gains obtained by Argentine corporate entities (in general, entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of non-Argentine entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) derived from the sale, exchange or other disposition of shares are subject to income tax at the rate of 35% on net income.

Due to the recent amendments made to the Argentine income tax law, income derived by Argentine resident individuals from the sale of shares and other securities is subject to income tax at a 15% rate on net income, unless such securities were traded in stock markets and/or have public offering authorization, in which case an exemption applies. The implementing Decree 2334/2013 introduced a provision stating that the exemption includes income derived from the sale of shares and other securities made through a stock exchange market duly authorized by the CNV.

It is not clear whether the term “includes” (as used in the implementing Decree 2334/2013) means that the exemption only refers to sales of securities made through a stock exchange market duly authorized by the CNV or whether the implementing Decree 2334/2013 intended to clarify that such sales were just one of the possibilities that may be covered by the exemption (in addition to publicly offering authorized securities, as provided in the Argentine Income Tax Law). Certain qualified tax authorities have publicly opined that the exemption exclusively refers to sales of securities made through a stock exchange market duly authorized by the CNV.

Capital gains obtained by non-Argentine resident individuals or non-Argentine entities from the sale, exchange or other disposition of shares would be subject to income tax, as the abovementioned exemption for shares is not applicable to non-Argentine beneficiaries. Therefore, the gain derived from the disposition of shares by non-Argentine residents or non-Argentine individuals is subject to Argentine income tax at a rate of 15% either (1) on the net amount resulting from the deduction of the gross profit paid or credited, the expenses incurred in Argentina necessary for its obtaining, maintenance and conservation, as well as the deductions admitted by the Argentine income tax law or (2) on the net presumed income provided by the Income Tax Law for this type of transaction (i.e. 90%), which results in an effective rate of 13.5% of the sales price. There is currently no regulation under Argentine law with respect to how this election is made. When both the seller and the buyer are non-residents, the person liable to pay the tax shall be the buyer of the shares, quotas, equity interests and other securities transferred. However, as of the date of this prospectus, no regulations have been issued stipulating the withholding and payment mechanism that the non-resident buyer should follow.

Following the amendments made by Law No. 26,893, and its implementing Decree 2334/13, the tax treatment applicable to income obtained by non-Argentine resident beneficiaries from the sale of ADSs is open to interpretation. Additionally, should sale of ADSs take place between non-Argentine parties and such sale were deemed to give rise to Argentine source income, as of the date of this prospectus no regulations have been issued yet regarding the mechanism through which payment would be effectuated to satisfy such obligation. Conversely, if the sale of ADSs were deemed to give rise to foreign source income, no income tax would apply. Therefore, holders of the common shares or ADS are encouraged to consult a tax advisor as to the particular Argentine income tax consequences derived from holding and disposing of not only the common shares but also the ADSs.

Personal assets tax

Argentine entities, such as us, have to pay the personal assets tax corresponding to Argentine and foreign domiciled individuals and foreign domiciled entities for the holding of our shares. The applicable tax rate is 0.5% and is levied on the proportional net worth value (valor patrimonial proporcional), or the book value, of the shares arising from the last balance sheet of the Argentine entity calculated under Argentine GAAP. Pursuant to the Personal Assets Tax Law, the Argentine company is entitled to seek reimbursement of such paid tax from the applicable Argentine domiciled individuals and/or foreign domiciled shareholders.

Value added tax

The sale, exchange or other disposition of our shares and ADSs, and the distribution of dividends in connection therewith are exempted from the value added tax.

Tax on debits and credits on Argentine bank accounts

Credits to and debits from bank accounts held at Argentine financial institutions, as well as certain cash payments, are subject to this tax, which is assessed at a general rate of 0.6%. There are also increased rates of 1.2% and reduced rates of 0.075%. Owners of bank accounts subject to the general 0.6% rate may consider 34% of the tax paid upon credits to such bank accounts as a tax credit while taxpayers subject to the 1.2% rate may consider 17% of all tax paid upon credits to such bank accounts as a credit. Such amounts can be utilized as a credit for income tax or tax on presumed minimum income. Whenever financial institutions governed by Law No. 21,526 make payments acting in their own name and on their own behalf, the application of this tax is restricted only to certain specific transactions. Such specific transactions include, among others, dividends or profits distributions.

Tax on minimum presumed income

Entities domiciled in Argentina are subject to this tax at the rate of 1% applicable over the total value of their taxable assets, to the extent it exceeds in the aggregate an amount of AR$200,000. Specifically, the law establishes that banks, other financial institutions and insurance companies will consider a taxable base equal to 20% of the value of taxable assets. This tax shall be payable only to the extent the income tax determined for any fiscal year does not equal or exceed the amount owed under the tax on minimum presumed income. In such case, only the difference between the tax on minimum presumed income determined for such fiscal year and the income tax determined for that fiscal year shall be paid. Any tax on minimum presumed income paid will be applied as a credit toward income tax owed in the immediately following 10 fiscal years. Please note that shares and other equity participations in entities subject to tax on minimum presumed income are exempt from this tax.

Turnover tax

In addition, gross turnover tax could be applicable to Argentine residents on the transfer of shares and on the perception of dividends to the extent such activity is conducted on a regular basis within an Argentine province or within the City of Buenos Aires. However, under the Tax Code of the City of Buenos Aires, any transactions with shares, as well as the perception of dividends are exempt from gross turnover tax. Holders of the common shares or ADSs are encouraged to consult a tax advisor as to the particular Argentine gross turnover tax consequences derived from holding and disposing of the common shares or ADSs.

Stamp taxes

Stamp tax is a local tax that is levied based on the formal execution of public or private instruments. Documents subject to stamp tax include, among others, all types of contracts, notarial deeds and promissory notes. Each province and the City of Buenos Aires have its own stamp tax legislation. Stamp tax rates vary according to the jurisdiction and type of agreement involved. In certain jurisdictions, acts or instruments related to the negotiation of shares and other securities duly authorized for its public offering by the CNV are exempt from stamp tax.

Other taxes

There are no Argentine federal inheritance or succession taxes applicable to the ownership, transfer or disposition of our shares. The provinces of Buenos Aires and Entre Ríos establish a tax on free transmission of assets, including inheritance, legacies, donations, etc. Free transmission of our shares could be subject to this tax. In the case of litigation regarding the shares before a court of the City of Buenos Aires, a 3% court fee would be charged, calculated on the basis of the claim.

Tax treaties

Argentina has signed tax treaties for the avoidance of double taxation with several countries, although there is currently no tax treaty or convention in effect between Argentina and the United States.

U.S. Federal Income Tax Considerations

This summary describes certain U.S. federal income tax consequences for a U.S. holder (as defined below) of acquiring, owning, and disposing of ADSs or common shares. This summary applies to a holder only if such holder holds the ADSs or common shares as capital assets for tax purposes. This summary does not address the Medicare tax on net investment income and does not apply to investors that are members of a class of holders subject to special rules, such as:

•               a dealer in securities or currencies;

•               a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•               a bank;

•               a life insurance company;

•               a tax-exempt organization;

•               a person that holds ADSs or common shares that are a hedge or that are hedged against interest rate or currency risks;

•               a person that holds ADSs or common shares as part of a straddle or conversion transaction for tax purposes;

•               a person who is liable for the alternative minimum tax;

•               a person whose functional currency for U.S. tax purposes is not the U.S. dollar; or

•               a person that owns or is deemed to own 10% or more of our voting stock.

This summary is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. In addition, this summary assumes the deposit agreement, and all other related agreements, will be performed in accordance with their terms. Investors should consult their own tax advisors concerning the consequences of purchasing, owning, and disposing of ADSs or common shares in their particular circumstances, including the possible application of state, local, non-U.S. or other tax laws. For purposes of this summary, an investor is a “U.S. holder” if such investor is a beneficial owner of an ADS or common share and is:

•               an individual citizen or resident of the United States;

•               a U.S. domestic corporation; or

•               otherwise subject to U.S. federal income tax on a net income basis with respect to income from the ADS or common share.

If a partnership holds our ADSs or common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. An investor who is a partner of a partnership holding our ADSs or common shares should consult its own tax advisor.

In general, if an investor is the beneficial owner of ADSs, such investor will be treated as the beneficial owner of the common stock represented by those ADSs for U.S. federal income tax purposes, and no gain or loss will be recognized if such investor exchanges an ADS for the common stock represented by that ADS.

Dividends

The gross amount of distributions that investors receive (prior to deduction of Argentine taxes) generally will be subject to U.S. federal income taxation as foreign source dividend income, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We do not, however, expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend. Dividends paid in pesos will be included in an investor’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of the depositary’s receipt of the dividend (in the case of ADSs) or on your receipt of the dividend (in the case of common shares), regardless of whether the payment is in fact converted into U.S. dollars. A U.S. holder will have a tax basis in such pesos for U.S. federal income tax purposes equal to the U.S. dollar value on the date of such receipt. Any subsequent gain or loss in respect of such pesos arising from exchange rate fluctuations will be ordinary income or loss and will be treated as income from U.S. sources for foreign tax credit purposes. If such a dividend is converted into U.S. dollars on the date of receipt, investors generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. Any dividends that we pay will not be eligible for the dividends received deduction allowed to corporations for U.S. federal income tax purposes. Subject to certain exceptions for short-term (60 days or less) and hedged positions, the U.S. dollar amount of dividends received by an individual or other non-corporate U.S. holder in respect of ADSs or common shares generally will be subject to taxation at a maximum rate of 20% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (1) the ADSs are readily tradable on an established securities market in the United States and (2) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”). The ADSs are listed on the NYSE and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our consolidated financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2014 taxable year. In addition, based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2015 taxable year or the reasonably foreseeable future, although there can be no assurance in this regard.

Based on existing guidance, it is not entirely clear whether dividends received with respect to the common shares will be treated as qualified dividends, because the common shares are not themselves listed on a U.S. exchange. U.S. holders of ADSs and common shares should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Distributions of additional shares in respect of ADSs or common shares that are made as part of a pro-rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Sale or other disposition

Upon a sale or other disposition of ADSs or common shares, an investor will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the amount realized and such investor’s tax basis, determined in U.S. dollars, in the ADSs or common shares. Generally, such gain or loss realized on the sale or other disposition of ADSs or common shares will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if the ADSs or common shares were held for more than one year. The ability to offset capital losses against ordinary income is limited. Long-term capital gain recognized by an individual or other non-corporate U.S. holder generally is subject to taxation at a reduced rate.

Foreign tax credit considerations

Investors should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to make effective use of foreign tax credits. If no such rules apply, investors may claim a credit against their U.S. federal income tax liability for Argentine taxes withheld from cash dividends on the ADSs or common shares, so long as they have owned the ADSs or common shares (and not entered into specified kinds of hedging transactions) for at least 16 days during the 31-day period beginning on the date which is 15 days before the ex-dividend date. For purposes of the foreign tax credit, dividends paid on the ADSs or common shares generally will be treated as “passive category income.” Because any gain realized on the sale or other disposition of ADSs or common shares will be treated as U.S. source (as discussed above), an investor generally would not be able to use the foreign tax credit arising from any Argentine tax imposed on such disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. In addition, the Argentine personal assets tax (as described in “—Material Argentine Tax Considerations”) generally will not be treated as an income tax for U.S. federal income tax purposes. Accordingly, a U.S. holder generally would be unable to claim a foreign tax credit for any Argentine personal assets tax withheld. A U.S. holder may be able to deduct the Argentine taxes discussed in this paragraph in computing its U.S. federal income tax liability, subject to applicable limitations. The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of deductions, involve the application of complex rules that depend on a U.S. holder’s particular circumstances. Investors should consult their own tax advisors regarding the creditability or deductibility of such taxes.

U.S. information reporting and backup withholding rules

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting unless the holder is an exempt recipient and may also be subject to backup withholding unless the holder (1) provides its taxpayer identification number and certifies that it is not subject to backup withholding or (2) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

HOLDERS OF ADSs OR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE ARGENTINE, U.S. OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ADSs AND COMMON SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAX LAWS.

SELLING SHAREHOLDERS

Any selling shareholder may from time to time offer our shares of common stock, including shares represented by ADSs, for resale. We are registering these shares in order to permit the selling shareholders to publicly offer these shares for resale from time to time. Any of the selling shareholders may sell all, some or none of the shares or ADSs covered by this prospectus.

Information regarding any selling shareholder, the number of the shares being offered by the selling shareholder, and the change of its ownership percentage resulting from sale of such offered shares will be provided in the applicable prospectus supplement relating to that offer.

PLAN OF DISTRIBUTION

We may sell the shares, including shares represented by ADSs, from time to time, and any selling shareholder may sell shares, including shares represented by ADSs, through agents, underwriters or dealers, or directly to one or more purchasers.

The prospectus supplement relating to any offering of the securities will identify or describe:

•         any underwriter, dealers or agents;

•         their compensation;

•         our net proceeds from the offering;

•         the purchase price of the securities;

•         over-allotment;

•         lock-up agreements;

•         stabilization agreements;

•         jurisdictions where securities are offered;

•         the initial public offering price of the securities; and

•         any exchange on which the securities will be listed.

We or any selling shareholder may designate agents who agree to use their reasonable efforts to solicit purchase of securities during the term of their appointment to sell securities on a continuing basis.

If we or any selling shareholder use underwriters for the sale of securities, they will acquire securities for their own account.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless we state otherwise in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of those securities.  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we or any selling shareholder use dealers in the sale, unless we indicate otherwise in the applicable prospectus supplement, we or any selling shareholder will sell securities to the dealers as principals.  The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

We or any selling shareholder may also sell securities directly without using agents, underwriters or dealers.

Underwriters, dealers and agents that participate in the distribution of the securities may be “underwriters” as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of securities may be treated as underwriting discounts and commissions under the Securities Act of 1933.  Agreements that we or any selling shareholder will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities, including liabilities under the Securities Act of 1933.  The agreement may also entitle them to contribution for payments which they may be required to make as a result of these liabilities.  Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

In the event that we do not list securities of any type or series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice.  Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and management’s assessment of the effectiveness of  internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended  December 31, 2014 have been incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm  given on the authority of said firm as experts in accounting and auditing.

With respect to the unaudited financial information of Pampa Energía S.A. for the nine-month periods ended September 30, 2015 and 2014, incorporated by reference in this Prospectus, Price Waterhouse & Co. S.R.L. reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 23, 2015 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse & Co. S.R.L. is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information  because that report is not a “report” or a “part” of the registration statement prepared or certified by Price Waterhouse & Co. S.R.L. within the meaning of Sections 7 and 11 of the Act.

VALIDITY OF SECURITIES

The validity of the ADSs will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. The validity of the common shares underlying such ADSs will be passed upon for us by Salaverri, Dellatorre, Burgio & Wetzler Malbrán, our Argentine counsel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Argentina. Substantially all of our and our subsidiaries’ assets are located outside the United States. All of our directors and all our officers and certain advisors named in this prospectus reside in Argentina. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Our Argentine counsel, Salaverri, Dellatorre, Burgio & Wetzler Malbrán, has advised us that it may be difficult for an investor to bring in an Argentine court an original action predicated solely upon the civil liability provisions of U.S. federal securities laws against us, our directors and/or our officers. There is doubt as to whether Argentine courts would permit such actions or enforce any civil liabilities thereon.

If enforcement of a judgment issued by a U.S. court is sought before federal courts or courts with jurisdiction in commercial matters of the City of Buenos Aires, such judgment will be subject to the requirements set out in Articles 517 through 519 of the Argentine Federal Civil and Commercial Procedure Code. Such requirements are as follows: (1) the judgment, which must be valid and final in the jurisdiction where rendered, was issued by a competent court in accordance with the Argentine principles regarding international jurisdiction and resulted from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action, (2) the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against foreign action, (3) the judgment does not violate the principles of public policy of Argentine law, and (4) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Any document in a language other than Spanish (including, without limitation, the foreign judgment and other documents related thereto) requires filing with the relevant court of a duly legalized translation by a sworn public translator into the Spanish language.

The filing of claims with the Argentine judicial system is subject to the payment of a court tax to be paid by the person filing a claim. Such tax rate varies from one jurisdiction to another (the current court tax in the courts sitting in the City of Buenos Aires is levied at a rate of 3% of the amount claimed, in conformity with Article 2 of Argentine Law No. 23,898). Furthermore, pursuant to Argentine Law No. 26,589 (as amended), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina (with the exception, among others, of bankruptcy and executory proceedings, which executory proceedings include the enforcement of foreign judgments, in which case mediation procedures remain optional for the plaintiff).

Subject to compliance with Article 517 of the Argentine Federal Civil and Commercial Procedure Code described above, a judgment against us or the persons described above and obtained outside Argentina would be enforceable in Argentina without reconsideration of the merits.

We have been further advised by our Argentine counsel that the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours, our directors, our executive officers and/or the advisors named in this prospectus, respectively, may be limited by provisions in Argentine law.

A plaintiff (whether Argentine or non-Argentine) residing outside Argentina during the course of litigation in Argentina may be required to provide a bond to guarantee court costs and legal fees incurred under such litigation, if the plaintiff owns no real property in Argentina that could secure such payment. The aforementioned bond should have a value at least sufficient to pay for court fees and defendant’s attorney fees in the corresponding litigation, as determined by the Argentine judge. This requirement does not apply to the enforcement of foreign judgments. See “Risk Factors—Risks Related to Our Shares and ADSs—We are organized under the laws of Argentina and holders of our ADSs may find it difficult to enforce civil liabilities against us, our directors, officers and certain experts.”

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement, including exhibits, which we have filed with the SEC on Form F-3 under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.  You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 11 Wall Street, New York, New York 10005. We maintain an Internet site at www.pampaenergia.com. Information contained on our site is not part of this prospectus or any accompanying prospectus supplement.

We are a “foreign private issuer” as defined under Rule 405 of the U.S. Securities Act of 1933, as amended, or the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-profit provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events. We are also subject to the informational requirements of the MERVAL and the CNV. You are invited to read and copy reports, statements or other information, other than confidential filings, that we have filed with the MERVAL and the CNV. Our public filings with the CNV are electronically available from the CNV’s Internet site at www.cnv.gob.ar. Information contained on this website is not part this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•         our annual report on Form 20-F for the year ended December 31, 2014, filed with the SEC on May 12, 2015 (SEC File No. 001-34429);

•         our current report on Form 6-K furnished with the SEC on November 19, 2015 containing our interim financial statements as of, and for the three and nine months ended September 30, 2015;

•         our current report on Form 6-K furnished with SEC on November 23, 2015 containing our amended and restated bylaws;

•         any future annual reports on Form 20-F filed with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•         any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of securities offered by this prospectus that are identified in such reports as being incorporated by reference in our Registration Statement on Form F-3.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Ortiz de Ocampo 3302, Building #4, City of Buenos Aires, Argentina (C1425DSR), Attention: Gerardo Paz, telephone + 54 11 4809 9500.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.         Indemnification of Directors and Officers.

Under Argentine law, any provision, whether contained in the articles of association of a company or in any agreement, exempting any officer or director or indemnifying any officer or director against any liability which by law or otherwise would attach to them in respect of negligence, default, misfeasance, breach of duty or trust, is void. A company may, however, indemnify an officer or director against any liability incurred by them in defending any proceedings, whether criminal or civil, in which a judgment is given in their favor. We maintain an insurance policy that indemnifies our officers and directors from civil liabilities incurred as a result of actions taken in their official capacity associated with any civil, criminal or administrative process.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, bylaws, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item  9.        Exhibits.

Exhibit Index

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.
4.1

Amended and Restated Deposit Agreement, among Pampa Energía, The Bank of New York, as depositary, and owners and beneficial owners from time to time of American Depositary Shares issued hereunder (previously filed as Exhibit 2.1 to our Registration Statement on Form 20-F (File No. 001-34429) on August 3, 2009 and incorporated by reference herein).

4.2	Form of American Depositary Receipt (included in Exhibit 4.1).
5.1	Opinion of Salaverri, Dellatorre, Burgio & Wetzler Malbrán, Pampa Energía’s Argentine counsel, as to the validity of the common shares being registered.
8.1	Opinion of Salaverri, Dellatorre, Burgio & Wetzler Malbrán, Pampa Energía’s Argentine counsel, as to Argentine tax matters.
15.1	Awareness Letter of Price Waterhouse & Co. S.R.L.
23.1	Consent of Price Waterhouse & Co. S.R.L.
23.2	Consents of Salaverri, Dellatorre, Burgio & Wetzler Malbrán (included in Exhibit 5.1 and 8.1).
24.1	Powers of attorney (included in the signature page of this registration statement).
*	To be filed by Pampa Energía S.A. on a Form 6-K depending on the nature of the offering, if any, pursuant to this registration statement.

Item 10.      Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section (10)(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)  The undersigned registrant hereby undertakes that:

(1)                For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

SIGNATURES OF PAMPA ENERGÍA S.A.

Pursuant to the requirements of the Securities Act of 1933, Pampa Energía S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buenos Aires, Argentina, on November 23, 2015.

PAMPA ENERGÍA S.A.

By:	/s/ Gustavo Mariani
Name:	Gustavo Mariani
Title:	Attorney-in-Fact

By:	/s/ Marcos Marcelo Mindlin
Name:	Marcos Marcelo Mindlin
Title:	Attorney-in-Fact

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below hereby constitutes and appoints Gustavo Mariani, Ricardo Alejandro Torres, Marcos Marcelo Mindlin and Damián Miguel Mindlin, jointly and severally (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated in respect of Pampa Energía S.A. on November 23, 2015.

Signature	Title

/s/ Gustavo Mariani Gustavo Mariani	Chairman and Co-Chief Executive Officer

/s/ Ricardo Alejandro Torres Ricardo Alejandro Torres	Vice Chairman, Co-Chief Executive Officer and Chief Financial Officer

/s/ Marcos Marcelo Mindlin Marcos Marcelo Mindlin	Director

/s/ Damián Miguel Mindlin Damián Miguel Mindlin	Director

/s/ Diego Martín Salaverri Diego Martín Salaverri	Director

/s/ Marcelo P. Blanco Marcelo P. Blanco	Director

/s/ Mauricio Penta Mauricio Penta	Principal Accounting Officer

2

Signature of Authorized Representative of Pampa Energía S.A.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Pampa Energía S.A., has signed this registration statement in the City of Newark, State of Delaware, on November 23, 2015.

Signature	Title

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States

3

Exhibit Index

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.
4.1

Amended and Restated Deposit Agreement, among Pampa Energía, The Bank of New York, as depositary, and owners and beneficial owners from time to time of American Depositary Shares issued hereunder (previously filed as Exhibit 2.1 to our Registration Statement on Form 20-F (File No. 001-34429) on August 3, 2009 and incorporated by reference herein).

4.2	Form of American Depositary Receipt (included in Exhibit 4.1).
5.1	Opinion of Salaverri, Dellatorre, Burgio & Wetzler Malbrán, Pampa Energía’s Argentine counsel, as to the validity of the common shares being registered.
8.1	Opinion of Salaverri, Dellatorre, Burgio & Wetzler Malbrán, Pampa Energía’s Argentine counsel, as to Argentine tax matters.
15.1	Awareness Letter of Price Waterhouse & Co. S.R.L.
23.1	Consent of Price Waterhouse & Co. S.R.L.
23.2	Consents of Salaverri, Dellatorre, Burgio & Wetzler Malbrán (included in Exhibit 5.1 and 8.1).
24.1	Powers of attorney (included in the signature page of this registration statement).
*	To be filed by Pampa Energía S.A. on a Form 6-K depending on the nature of the offering, if any, pursuant to this registration statement.

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